MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB2 of Healthplace Corporation, of our report dated December 17, 2007 on our audit of the financial statements of Healthplace Corporation as of the three months ended September 30, 2007 and the year ended June 30, 2007, and the related statements of operations, stockholders’ equity and cash flows through September 30, 2007, and Inception on March 16, 2007 through September 30, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

December 20, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501